EXHIBIT 23

Letter of Consent from former auditors

Friedman, Cohen, Taubman & Company, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dreams, Inc. and Subsidiaries

We consent to the inclusion in Form 10-K of Dreams, Inc. and Subsidiaries (the Company) for the year ended December 31, 2009 of our report, dated April 14, 2009, relating to the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.

By:	/s/ Ronald S. Friedman. CPA. Partner
/s/ Friedman. Cohen. Taubman & Company. LLC
March 29, 2010